Exhibit 10.2

SHARED SERVICES AGREEMENT

Shared Services Agreement (the “Agreement”), dated as of December 11, 2023 (the “Effective Date”), by and between NightHawk Biosciences, Inc., a Delaware corporation (“NightHawk”), and Elusys Therapeutics, Inc., a [Delaware] corporation (“Elusys”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, NightHawk desires to provide, directly or indirectly, certain administrative, legal, tax, financial, information technology and other services to Elusys, and Elusys desires to accept and receive such services as described hereinbelow.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NightHawk and Elusys agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Business Days” shall mean all weekdays except those that are official holidays of employees of the United States government. Unless specifically stated as “Business Days,” a reference in this Agreement to “days” means calendar days.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, the terms “controlling” and “controlled” have correlative meanings.

“Direct Expenses” means, for any fiscal quarter, all third party costs and expenses incurred by NightHawk during such fiscal quarter that are directly attributable to the operations of any Elusys Party (for the avoidance of doubt, excluding any Shared Employee Expenses and any Shared Non-Employee Expenses).

“Governmental Authority” means the United States or any state, provincial, local or foreign government, or any subdivision, agency or authority of any thereof having competent jurisdiction over any Elusys Party.

“Person” means any individual, partnership, limited partnership, limited liability Elusys, corporation, unincorporated association, joint venture or other entity.

“NightHawk Headcount Allocation” means, with respect to any Shared Employee for any fiscal quarter, the percentage of such Shared Employee’s time at work during such period that, in the reasonable estimation of NightHawk, has been spent engaged in activities for the benefit of a Elusys, expressed as a decimal number equal to or greater than 0.00 and less than or equal to 1.00.

“Shared Employee” means any employee of NightHawk that provides services to Elusys.

“Shared Employee Expenses” means, with respect to any costs and expenses attributable to the compensation and benefits (other than any equity compensation) provided to any Shared Employee for any fiscal quarter, the product of (i) the amount of such costs and expenses, multiplied by (ii) the NightHawk Headcount Allocation for such Shared Employee for such fiscal quarter.

“Shared Non-Employee Expenses” means, with respect to any general and administrative costs and expenses incurred by NightHawk for any fiscal quarter that are attributable to both the operation of NightHawk (other than the provision of the Shared Services) and the provision of the Shared Services, including but not limited to information technology, data subscription and corporate overhead expenses, the portion of such costs and expenses that are attributable to the provision of the Shared Services, as reasonably determined by NightHawk.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

ARTICLE II
SHARED SERVICES; COST ALLOCATION

Section 2.01. Provision of Shared Services. NightHawk may provide Elusys with certain general and administrative services necessary or useful for the conduct of its business, including but not limited to the services identified on Exhibit A (collectively, the “Shared Services”), all of which are currently being provided by NightHawk to Elusys.

Section 2.02. Performance of Shared Services by Affiliates and Third Parties. In discharging its obligations hereunder, NightHawk may engage any of its Affiliates or any qualified third party to provide the Shared Services (or any part thereof) on its behalf and the performance of the Shared Services (or any part thereof) by any such Affiliate or third party will be treated as if NightHawk performed such Shared Services itself. Notwithstanding the foregoing, the engagement of any such Affiliate or third party to provide Shared Services shall not relieve NightHawk of its obligations hereunder. In the performance of the Shared Services, NightHawk shall perform the Shared Services at a service level equal to or better than the current service level for that particular Shared Service as provided by NightHawk to itself or its Affiliates, provided, that with respect to a particular Shared Service, NightHawk and Elusys may agree on a specific service level relevant to such Shared Service, consistent with this general principle.

Section 2.03. Elusys Expenses. Elusys shall be responsible for all Direct Expenses, all Shared Employee Expenses and all Shared Non-Employee Expenses associated with the provision of any Shared Services (collectively, the “Elusys Expenses”).

Section 2.04. Invoicing and Payment.

(a) NightHawk shall pay on Elusys’s behalf all Elusys Expenses, except that Elusys may elect, or NightHawk may cause Elusys, to pay directly certain Direct Expenses. Within 10 days of the date hereof for the current fiscal quarter and thereafter, at least 10 days prior to the beginning of each subsequent fiscal quarter, NightHawk shall send Elusys an invoice in writing of its good faith estimate of the Elusys Expenses (other than any Direct Expenses that are to be paid directly by Elusys) for such fiscal quarter (the “Estimated Quarterly Expenses”) (the date of delivery of such invoice being referred to herein as the “Invoice Date”). Elusys agrees to pay on or before the date that is 30 days after the Invoice Date by wire transfer of immediately available funds to an account of NightHawk an amount equal to the Estimated Quarterly Expenses.

(b) In the event the actual Elusys Expenses (other than Direct Expenses that were paid directly by Elusys) for any fiscal quarter (the “Actual Quarterly Expenses”) differ from the Estimated Quarterly Expenses for such fiscal quarter, NightHawk shall send Elusys a notice in writing setting forth such difference. Elusys agrees to pay on or before the date that is 30 days after receipt of such notice by wire transfer of immediately available funds to an account of NightHawk an amount equal to the Actual Quarterly Expenses less the Estimated Quarterly Expenses. In the event the Estimated Quarterly Expenses exceed the Actual Quarterly Expenses, the shortfall will be deducted from the calculation of the Estimated Quarterly Expenses and Actual Quarterly Expenses for the succeeding fiscal quarter.

(c) Each Party agrees to maintain, and to cause its applicable Affiliates to maintain, books and records arising from or related to any Shared Services provided hereunder that are accurate and complete in all material respects during the term of each Shared Service and for a period of four (4) years following the termination or expiration of such Shared Service, including but not limited to accounting records and documentation produced in connection with the rendering of any Shared Service and in the calculation of any compensation payable pursuant hereto (the “Records”).

(d) During the term hereof and for one year thereafter, no more than once, Elusys shall have the right to audit the Records of NightHawk and its Affiliates pertaining to the Shared Services received during that fiscal year. Elusys may use an independent auditor to perform any such audit that is reasonably acceptable to NightHawk. Prior to Elusys using an independent auditor, such independent auditor shall enter into an agreement with the Parties, on terms that are agreeable to both Parties, under which such independent auditor agrees to maintain the confidentiality of the information and materials reviewed during the course of such audit. The findings of such audit shall be considered Confidential Information for the purposes of this Agreement.

(e) Any audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with the operations of NightHawk or its Affiliates. Each audit shall begin upon the date agreed by the Parties, but in no event more than ten (10) days after notice from Elusys of such audit, and shall be completed as soon as reasonably practicable. Elusys shall pay or cause to be paid the costs of conducting such audit, unless the results of an audit reveal an overpayment of the applicable audited Shared Service of 7.5% or more, in which case, NightHawk shall pay or cause to be paid the lesser of the pro-rata portion of the audit fees for auditing such Shared Service or an amount equal to the amount of the overpayment. If the audit concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the Party or its Affiliate responsible for such payment to the other Party or its Affiliate to whom such payment is owed within thirty (30) days after the date such auditor’s written report identifying the overpayment or underpayment is delivered to the Party who is, or whose Affiliate is, responsible for such payment.

Section 2.05. Taxes.

(a) Elusys shall pay directly to the relevant Governmental Authority, and without duplication shall reimburse or indemnify NightHawk or its applicable Affiliates for, all applicable sales, use and value-added taxes incurred with respect to provision of the Shared Services (“Sales Taxes”), regardless of whether such Sales Taxes are invoiced with the applicable fee payment, added retroactively or subsequently imposed, and including Sales Taxes imposed with respect to the Shared Services in connection with any tax audit, claim, assessment or other tax proceeding. These taxes shall be incremental to other payments or charges identified in this Agreement. For the avoidance of doubt, each Party shall be responsible for any income, franchise or other similar taxes due on amounts payable to such Party under this Agreement.

(b) If applicable law requires that an amount in respect of any taxes, levies or charges be withheld from any payment to NightHawk under this Agreement, Elusys shall (i) promptly notify NightHawk of such required withholding, (ii) withhold from amounts otherwise due to NightHawk hereunder any taxes required to be withheld and (iii) pay such withheld taxes when due to the applicable taxing authorities and the amount payable to NightHawk shall be increased as necessary so that, after such withholding, NightHawk receives an amount equal to the amount it would have received had no such withholding been required. Elusys shall promptly deliver to NightHawk an original receipt from the applicable taxing authorities evidencing the amount of tax withheld. Further, if NightHawk is denied a foreign tax credit due to the failure of Elusys to provide the original receipt, Elusys shall pay to NightHawk an additional amount, so that the amount that NightHawk receives hereunder is the same that it would have received had withholding taxes not applied. Elusys shall provide NightHawk with any cooperation or reasonable assistance as may be necessary to enable NightHawk to claim exemption from, or a reduction in the rate of, any withholding taxes (including, without limitation, pursuant to any applicable double taxation or similar treaty), to receive a refund of such withholding taxes or to claim a tax credit therefor.

ARTICLE III
INDEMNITY

Section 3.01. Indemnity by Elusys. Elusys shall indemnify, defend and hold harmless NightHawk, its Affiliates, Subsidiaries and its and their respective officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) (collectively, “Losses”) arising from, relating to, or in any way connected with the provision of Shared Services by NightHawk to any Elusys Party, except to the extent caused by the gross negligence or willful misconduct of NightHawk.

Section 3.02. Procedure. NightHawk shall promptly provide Elusys with written notice of any claim, action or demand for which indemnification is claimed provided however that the failure to provide notice shall not preclude NightHawk from such indemnification unless such failure adversely affect Elusys’s rights. Elusys shall be entitled to control the defense of any such claim, action or demand; provided, that NightHawk may participate in any such claim, action or demand with counsel of its choice at its own expense; and provided, further, that Elusys shall not settle any claim, action or demand without the prior written consent of NightHawk, such consent not to be unreasonably withheld or delayed. If Elusys so requests, NightHawk shall reasonably cooperate in the defense of such claim, action or demand at Elusys’s expense.

Section 3.03. Limitation on Liability. Notwithstanding anything contained herein to the contrary, in no event shall NightHawk, its Affiliates and/or its or their respective directors, officers, employees, representatives or agents (collectively, the “NightHawk Parties”) be liable to Elusys for any Losses arising from, relating to, or in any way connected with the provision of the Shared Services by NightHawk to any Elusys Party, except in the case of gross negligence or willful misconduct of NightHawk, in which case NightHawk’ liability shall be capped at the aggregate Elusys Expenses (other than Direct Expenses) paid to NightHawk under this Agreement (and in no event shall any NightHawk Parties be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or lost profits, diminution in value, multiple of earnings or other similar measure).

ARTICLE IV
COVENANTS AND OTHER AGREEMENTS

Section 4.01. Relationship of the Parties. NightHawk is providing the Shared Services hereunder as an independent contractor. Nothing in this Agreement shall be deemed to constitute the Parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee or principal-agent relationship between any Elusys Party on the one hand, and any NightHawk Party on the other hand (notwithstanding the fact that Elusys and NightHawk may have in common any officers, directors, stockholders, members, managers, employees, or other personnel).

Section 4.02. Directors and Officers. Nothing in this Agreement shall be construed to relieve the directors or officers of any Elusys Party from the performance of their respective duties or limit the exercise of their powers in accordance with such Elusys Party’s charter, bylaws, operating agreement, other organizational documents, applicable law, or otherwise. The activities of any Elusys Party shall at all times be subject to the Control and direction of their respective directors and officers. Each Elusys Party reserves the right to make all decisions with regard to any matter upon which NightHawk has rendered its advice, consultation and services. Elusys and NightHawk expressly acknowledge and agree that NightHawk is being engaged by Elusys to provide the Shared Services to Elusys, for which NightHawk will be compensated and reimbursed pursuant to the terms of this Agreement. NightHawk shall not, and shall have no authority to, Control any Elusys Party or any Elusys Party’s day-to-day operations. Moreover, although an Elusys Party may grant to NightHawk authority to sign, review or approve such Elusys Party’s checks, payments, expenditures, transfers and/or conveyances, any such grant of authority shall be made by such Elusys Party and accepted by NightHawk with the express understanding and limitation that NightHawk shall possess and exercise such authority solely in its capacity as a provider of the Shared Services pursuant to the terms of this Agreement, and in no other capacity, and that no inference shall be drawn therefrom as to any ability of NightHawk to Control such Elusys Party or such Elusys Party’s day-to-day operations or any liability or responsibility therefor. The directors, officers and employees of each Elusys Party shall retain all responsibility for each such Elusys Party and their operations as and to the extent required by the each such Elusys Party’s charter, bylaws, operating agreement, other organizational documents and applicable law.

Section 4.03. Certain Intellectual Property Matters. If, in connection with its provision of the Shared Services, either Party provides, or provides access to, the other Party and/or its Affiliates any intellectual property, such Party hereby grants the other Party and/or its Affiliates, during the term of this Agreement, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid up license or sublicense (as applicable) to such intellectual property, solely to the extent necessary to provide or receive the Shared Services in accordance with this Agreement; provided, that if the applicable Party does not own such intellectual property, the other Party’s and its Affiliates’ access to, use of and rights for such third-party intellectual property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such intellectual property, which terms and conditions were disclosed or otherwise made available to such Party by the other Party. Upon the termination or expiration of any element or sub-element of the Shared Services pursuant to this Agreement, the license or sublicense, as applicable, to the relevant intellectual property provided in connection with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted under this Agreement shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof (except that licenses or sublicenses of a Party’s intellectual property that is embedded in any deliverable provided to the other Party that is intended to be used by such other Party after expiration or termination of the Agreement shall continue solely to the extent necessary to allow such other Party to continue to use such deliverable). Except as expressly provided in this Agreement, each Party shall not acquire any right, title or interest in the other Party’s intellectual property by reason of the provision or receipt of the Shared Services provided under this Agreement. If a Party creates any improvements or derivative works of the other Party’s intellectual property in the course of performing the Shared Services, the other Party shall own all rights in the same. If, in the course of providing any Shared Service, NightHawk creates or develops any intellectual property in connection with such Shared Services for or on behalf of Elusys (“Newly Developed IP”), then, as between the Parties, such Newly Developed IP shall be solely and exclusively owned by NightHawk and Elusys hereby irrevocably assigns and transfers (and shall cause its Affiliates to assign and transfer) to NightHawk all of Elusys’s right, title and interest in, to and under such Newly Developed IP. Elusys shall take any and all actions and execute any and all other documents reasonably necessary to perfect, confirm and record NightHawk’ ownership of such Newly Developed IP.

Section 4.04. Network Access and Security.

(a) All interconnectivity by NightHawk to the computing systems and/or networks of Elusys, and all attempts at such interconnectivity, shall be only through the security gate-ways/firewalls of the Parties; provided, that, during the term of this Agreement, Elusys may transition any such computing systems and/or networks to such security gateways/firewalls as determined by Elusys, and, subject to the limitations set forth below, NightHawk shall provide commercially reasonable cooperation to Elusys in connection with such transition; provided, that Elusys shall reimburse NightHawk in full for its reasonable costs or expenses incurred in relation to such cooperation.

(b) Neither Party shall access, and the Parties shall take reasonable actions designed to prevent unauthorized Persons to access, the computing systems and/or networks of the other Party without the other Party’s express written authorization or except as otherwise authorized or reasonably required by the other Party pursuant to this Agreement, and any such actual or attempted access shall be consistent with any such authorization or this Agreement.

(c) The Parties shall use commercially reasonable efforts to maintain, and update pursuant to a commercially reasonable schedule, and more frequently in response to specific threats that become known from time to time, a virus detection/scanning program in connection with the connectivity by Elusys to NightHawk computing systems and/or networks, which shall be consistent in all material respects with that used by such Parties immediately prior to the date of this Agreement.

(d) Each Party shall use commercially reasonable efforts to maintain a prudent security program, consistent in all material respects with that used by NightHawk immediately prior to the date of this Agreement, including appropriate physical, electronic and procedural safeguards, designed to (i) maintain the security and confidentiality of such Party’s systems and confidential information of the other Party on such systems, (ii) protect against any threats or hazards to the security or integrity of such Party’s systems, including the confidential, non-public and proprietary information of the other Party on such Party’s systems, and (iii) prevent unauthorized access to or use of such Party’s systems, including the confidential, non-public and proprietary information of the other Party on such Party’s systems. Elusys shall comply with all physical, electronic and procedural security policies and procedures maintained by NightHawk pursuant to this Agreement that have been made available by NightHawk to Elusys.

Section 4.05 Confidential Information.

(a) “Confidential Information” of a Party means all business, operational, customer, employee, technological, financial, commercial and other proprietary information and materials disclosed by a Party and its Affiliates to the other Party, its Affiliates and third-Person vendors pursuant to this Agreement, and shall include all information and materials that: (b) relate to the determination of the fees to be paid pursuant to this Agreement; (c) are obtained by the other Party in the course of an audit pursuant to Section 3.3; (d) are obtained by the other Party after the Effective Date in the course of the receipt or provision of any of the Shared Services; (e) embody or otherwise summarize Confidential Information; or (f) are identified in writing by the disclosing Party as confidential and/or proprietary.

(b) Except as expressly authorized by prior written consent of the disclosing Party, the receiving Party shall:

(i) limit access to any Confidential Information of the other Party received by it to its and its Affiliates’ directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, who need to know in connection with this Agreement and the obligations of the Parties hereunder;

(ii) advise such directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, having access to the Confidential Information of the other Party of the proprietary nature thereof and of the obligations set forth in this Agreement and confirm their agreement that they will be bound by such obligations (provided that no individual may perform technology Shared Services without previously having executed a written non-disclosure agreement with a Party or its Affiliate);

(iii) safeguard all Confidential Information of the other Party received using a reasonable degree of care, but not less than that degree of care used by the receiving Party in safeguarding its own similar information or material;

(iv) comply in all material respects with all applicable:

(x) laws relating to maintaining the confidentiality of the Confidential Information of the other Party; and

(y) privacy policies provided to the receiving Party relating to Confidential Information of the disclosing Party;

(v) except as set forth in this Agreement, not reproduce or use any Confidential Information of the other Party or disclose the Confidential Information of the other Party to any other Person without the prior written consent of the other Party; and

(vi) use the Confidential Information of the other Party only for the purposes and in connection with the performance of the receiving Party’s obligations set forth in this Agreement.

(c) Notwithstanding the obligations set forth in Section 4.05 (b), the obligations of confidentiality, non-use and non-disclosure imposed under this Section 4.05 shall not apply to any Confidential Information of the other Party:

(i) that the recipient can demonstrate has been published or otherwise been made available to the general public without breach of this Agreement;

(ii) that the recipient can demonstrate has been furnished or made known to the recipient without any obligation to keep it confidential by a third Person under circumstances which are not known or should not have reasonably been known to the recipient to involve a breach of the third Person’s obligations to a Party hereto;

(iii) that the recipient can demonstrate was developed or acquired independently by an employee or agent of the recipient without access to or use of Confidential Information of the other Party furnished to the recipient pursuant to this Agreement;

(iv) that the recipient can demonstrate was also provided to it, independent of this Agreement, in its capacity as a director or shareholder of the other Party and is governed by confidentiality obligations in its capacity as such.

(d) Injunctive Relief. Each Party acknowledges that the disclosing Party would not have an adequate remedy at Law for the breach of any one or more of the covenants contained in this Section 4.05 and agrees that, in the event of such breach, the disclosing Party may apply to a court for an injunction to prevent breaches of this Section 4 and to enforce specifically the terms and provisions of this Section 4.05.

(e) Disclosure Required by Law. The provisions of this Section 4.05 shall not preclude disclosures required by Law; provided, however, that each Party shall use reasonable efforts to notify the other Party prior to making any such disclosure, in order to permit the other Party to take such steps as it deems appropriate to minimize any loss of confidentiality.

ARTICLE V
TERM AND TERMINATION

Section 5.01. Term.

(a) The Agreement shall commence on the date hereof and shall terminate upon the earlier to occur of (i) the mutual agreement of the Parties to terminate this Agreement, (ii) NightHawk terminating this Agreement in accordance with Section 5.01(b) (iii) Elusys terminating this Agreement in accordance with Section 5.01(c), and (d) the date upon which all Shared Services provided pursuant to this Agreement have been terminated in accordance with Section 5.01(c) and (iv) February 29, 2024.

(b) NightHawk may terminate this Agreement, and the rights of Elusys, by written notice to Elusys immediately (or upon such other time period as indicated below) upon the occurrence of any of the following:

(i) Elusys has committed a breach of this Agreement and fails to remedy such breach within 30 days of receipt of written notice of such breach;

(ii) Elusys files a voluntary petition under the United States Bankruptcy Code or the insolvency laws of any state; or has an involuntary petition filed against it under the United States Bankruptcy Code, or a receiver appointed for its business, unless such petition or appointment of a receiver is dismissed within 30 days; or

(iii) Elusys assigns or transfers or attempts to assign or transfer this Agreement in violation of Section 7.04.

(c) Elusys may terminate this Agreement, and the rights of NightHawk, by written notice to NightHawk immediately (or upon such other time period as indicated below) upon the occurrence of any of the following:

(i) NightHawk has committed a breach of this Agreement and fails to remedy such breach within 30 days of receipt of written notice of such breach;

(ii) NightHawk files a voluntary petition under the United States Bankruptcy Code or the insolvency laws of any state; or has an involuntary petition filed against it under the United States Bankruptcy Code, or a receiver appointed for its business, unless such petition or appointment of a receiver is dismissed within 30 days; or

(iii) NightHawk assigns or transfers or attempts to assign or transfer this Agreement in violation of Section 7.04.

(d) Elusys may terminate its receipt of, and NightHawk may terminate its provision of, any Shared Service for its convenience, without cause, by giving the other Party written notice not less than thirty (30) days prior to the effective date of such termination.

Section 5.02. Effect of Termination. Other than as required by applicable law, upon termination of this Agreement pursuant to Section 5.01, NightHawk and its Affiliates shall have no further obligation to provide any Shared Services and Elusys shall have no obligation to pay any Elusys Expenses; provided, that notwithstanding such termination, (i) Elusys shall remain liable to NightHawk for Elusys Expenses owed and payable in respect of Shared Services provided prior to the effective date of the termination and (ii) the provisions of Sections 3.01, 3.02, 3.03, 5.02, 7.07, 7.09 and 7.14 shall survive any such termination indefinitely.

ARTICLE VI
DISPUTE RESOLUTION

Section 6.01. Resolution Procedure. Each Party agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties. If the Parties have not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either Elusys or NightHawk may submit the dispute to arbitration in accordance with Section 7.07 and Section 7.08 of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.01. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

(a) All communications to Elusys Therapeutics, Inc. shall be sent to: Elusys Holdings Inc., Attn: Jeffrey Wolf, email: ####.

(b) All communications sent to NightHawk shall be sent to: NightHawk Biosciences, Inc., 627 Davis Drive, Suite 300, Morrisville, North Carolina 27560, Attn: William Ostrander, Chief Financial Officer, email: ####.

Section 7.02. Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

Section 7.03. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 7.04. Assignments. Except as otherwise specifically provided herein, neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

Section 7.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 7.06. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.07. Governing Law. This Agreement, the entire relationship of the Parties and any legal matter arising hereunder between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

Section 7.08. Arbitration. Arbitration. ANY DISPUTE, CLAIM OR CONTROVERSY ARISING FROM OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE INTERPRETATION, APPLICATION, BREACH, TERMINATION OR VALIDITY THEREOF, INCLUDING ANY CLAIM OF INDUCEMENT OF THIS AGREEMENT BY FRAUD OR OTHERWISE, WILL BE SUBMITTED FOR RESOLUTION TO ARBITRATION BEFORE A SINGLE ARBITRATOR IN DURHAM, NORTH CAROLINA PURSUANT TO THE COMMERCIAL ARBITRATION RULES THEN PERTAINING OF THE AMERICAN ARBITRATION ASSOCIATION (AAA). The arbitration proceedings and award will be confidential. Any court of competent jurisdiction may enter judgment upon any award. Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration. Each party shall bear its own costs of arbitration, unless otherwise determined by the arbitrator.

Section 7.09. Waiver of Jury Trial. The Parties hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

Section 7.10. Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of Elusys and NightHawk.

Section 7.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to either Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 7.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

Section 7.13. Waiver. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

Section 7.14. Confidentiality. Each Party hereby acknowledges that in connection with its examination of certain confidential information that has been or will be provided to such Party in connection with the Shared Services provided pursuant to this Agreement, each Party may have access to material non-public information concerning the other Party. Each Party agrees to keep this information confidential.

Section 7.15. Specific Performance. Each Party hereto agrees that irreparable damage would occur in the event that any provision of this Agreement was not performed by the other Party in accordance with the specific terms hereof or was otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party hereto shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of the other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Each Party, in seeking an injunction, a decree or order of specific performance, shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which each Party is entitled at law or in equity.

Section 7.16. Outside Activities. Elusys hereby acknowledges and agrees that one or more of the NightHawk Parties have had, and from time to time may have, outside activities or interests that conflict or may conflict with the best interests of Elusys Parties or any of their Affiliates (collectively, “Outside Activities”), including (without limitation) investment opportunities or investments in, ownership of, or participation in entities that are or could be complementary to, or competitive with, the Elusys Parties or any of their Affiliates. Elusys hereby consents to all such Outside Activities, and none of the NightHawk Parties shall be liable to the Elusys Parties or any of their Affiliates for breach of any duty (contractual or otherwise), including without limitation any fiduciary duties, by reason of any such activities or of such Person’s participation therein. In the event that any of the NightHawk Parties acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Elusys Parties or any of their Affiliates, on the one hand, and any of the NightHawk Parties, on the other hand, or any other Person, none of the NightHawk Parties shall have any duty (contractual or otherwise), including without limitation any fiduciary duties, to communicate, present or offer such corporate opportunity to Elusys Parties or any of their Affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Elusys Parties or any of their Affiliates for breach of any duty (contractual or otherwise), including without limitation any fiduciary duties, by reason of the fact that any of the NightHawk Parties directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present or communicate such opportunity to the Elusys Parties or any of their Affiliates, even though such corporate opportunity may be of a character that, if presented to the Elusys Parties or any of their Affiliates, could be taken by the Elusys Parties or any of their Affiliates, as applicable. Elusys hereby renounces any interest, right, or expectancy in any such opportunity not offered to it by the NightHawk Parties to the fullest extent permitted by law. For the avoidance of doubt, the provisions of this Section 7.16 shall not limit in any respect the provisions of Section 4.02 of this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed and delivered as of the day and year first above written.

NIGHTHAWK BIOSCIENCES, INC.

By:
Name:
Title:

/s/
ELUSYS HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Shared Services Agreement]

Exhibit A

Shared Services

The Shared Services may include, without limitation:

●	Accounting services- Prepare monthly accounting of the Company Billing services Cash management and banking services Budgeting services

●	Tax advisory services

●	Financial advisory services

●	Auditing services Audit preparation work

●	Corporate record keeping

●	Risk management

●	Information technology services- Hardware and software systems, Access to NightHawk VPN and computer servers

●	Insurance administration and claims processing

●	Regulatory compliance and government relations

●	Tax preparation- preparation of initial tax returns

●	Human resources- Payroll

●	Other administrative services as the Parties may agree from time to time

A-1